Exhibit 99.1


                            FOR IMMEDIATE RELEASE

                      HALLMARK FINANCIAL SERVICES, INC.
                    SUCCESSFULLY COMPLETES RIGHTS OFFERING

 Fort Worth, Texas, (September 5, 2003) - Hallmark Financial Services, Inc. (AMEX: HAF.EC), announced today the completion of its rights offering. Stockholders exercised subscription rights to purchase the entire 25 million shares offered at a subscription price of $0.40 per share, raising gross proceeds of $10.0 million. There were 18.0 million shares purchased through the exercise of basic subscription rights and an additional 7.0 million shares purchased through the over subscription privilege. The proceeds from the rights offering will be used to repay the bridge loan to Newcastle Partners, L.P. and for general corporate purposes.

 In aggregate, Hallmark received cash commitments  for $13.5 million totaling
 33.7 million shares. Hallmark has accepted all validly exercised subscription rights limited to the $10 million offering size. Hallmark's transfer agent is in the process of distributing stock certificates to stockholders exercising their subscription rights.

 Commenting on the rights offering, Mark E. Schwarz, Chairman and CEO, stated, "We are pleased by the wide spread participation in the rights offering by our stockholders. The rights offering proved to be a stockholder friendly and efficient mechanism to raise capital. Proceeds to the Company were maximized because no underwriter or sales agent was necessary in the process. Having completed the offering, Hallmark's capital structure is now primarily equity and better positioned to support the future growth of the company."

 Hallmark Financial Services, Inc. engages primarily in the sale of property and casualty insurance products. The Company's business involves marketing, underwriting and premium financing of non-standard personal automobile insurance primarily in Texas, Arizona and New Mexico, marketing commercial insurance in Texas, New Mexico, Idaho, Oregon and Washington, third party claims administration, and other insurance related services. The Company is headquartered in Fort Worth, Texas and its common stock is listed on the American Stock Exchange under the symbol "HAF.EC".

 Forward-looking statements in this Release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company's periodic report filings with the Securities and Exchange Commission.

                   For further information, please contact:
             Timothy A. Bienek, President and COO at 817.348.1600
                             www.hallmarkgrp.com